Exhibit 99.1

CONSENT OF REHAN HUDA

In connection with the filing by IB Acquisition Corp. and GNQ Insilico, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for GNQ Insilco, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 21, 2026	Rehan Huda

/s/ Rehan Huda
Signature